                                                                  EXHIBIT 10.86

                          THE SPORTS CLUB COMPANY, INC.
                     11100 SANTA MONICA BOULEVARD, SUITE 300
                          LOS ANGELES, CALIFORNIA 90025




                                 March 31, 1997


Mr. Rex A. Licklider
Mr. D. Michael Talla
990 Moraga Drive
Los Angeles, California 90077

               Re:  PURCHASE OF HEALTH CLUB

Dear Messrs. Licklider and Talla:

               This letter will confirm our agreement and understanding with respect to the possible acquisition by The Sports Club Company, Inc. (the "COMPANY") of the health and fitness facility described in Exhibit "A" attached hereto (the "CLUB"), and certain related assets and properties, including, without limitation, the assumption of certain contracts and leases (collectively, the "CLUB ASSETS"), for a purchase price of $4,000,000 (the "PURCHASE PRICE").

               1. RM Sports Club, Inc, an entity owned and controlled by each of you ("BUYER"), intends to enter into an Asset Purchase Agreement dated as of _____________, 1998 (the "PURCHASE AGREEMENT"), substantially in the form of Exhibit "B" attached hereto. The Company has engaged in ongoing negotiations with those entities identified in Exhibit "C" attached hereto (the "LANDLORD") with respect to the lease of the building in which the Club is located, the tentative terms and conditions of which are contained in a Second Amendment to Amended and Restated Net Lease (the "LEASE AMENDMENT"). Provided the Company and Landlord are able to reach agreement on the terms of the Lease Amendment, that document must be executed by the Company upon the consummation of the transactions contemplated by the Purchase Agreement.

               2. In connection with Buyer's execution and delivery of the Purchase Agreement, you will directly, or will cause Buyer to, deposit with the "Deposit Holder" (as defined in Section 1.5(b) of the Purchase Agreement) an additional amount of cash which, when added to the amounts previously deposited by the Company therewith (the "COMPANY DEPOSIT"), equals One Million Dollars ($1,000,000) (the "PURCHASE DEPOSIT").

               3. Prior to or simultaneously with your depositing, or causing Buyer to deposit, the funds necessary to bring the Purchase Deposit to $1,000,000, you will directly, or will cause Buyer to, reimburse the Company for the full amount of the Company Deposit, without interest.

Mr. Rex A. Licklider
Mr. D. Michael Talla
March 31, 1998
Page 2



               4. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer hereby grants the Company, and the Company hereby accepts, an irrevocable right and option (the "OPTION") to purchase and acquire all of Buyer's rights under the Purchase Agreement for an amount equal to the Purchase Deposit. The Company's right to exercise the Option shall commence on the date hereof and shall continue for a reasonable period of time thereafter during which the Company will conduct its normal due diligence investigation of the Club Assets and the feasibility of developing the Club; provided that, in no event shall the Option be exercisable after the "Outside Closing Date" (as defined in Section 1.9(a) of the Purchase Agreement), which is currently set for Wednesday, April 15, 1998 (the "OPTION EXERCISE PERIOD").

               5. If the Company chooses to exercise the Option, it shall notify the Buyer of such fact in writing prior to the expiration of the Option Exercise Period and will reimburse Buyer promptly (but in no event more than three business days after such exercise) for the full amount of the Purchase Deposit, without interest. Buyer will assign, without recourse, to the Company all its rights in and under the Purchase Agreement, and under all other agreements and instruments which Buyer shall have executed in connection therewith. If the Company exercises the Option, the Company will use its best efforts to obtain the acknowledgement of the seller under the Purchase Agreement to release Buyer (and each of you individually) from any further liability or obligation under the Purchase Agreement or any other such agreements and instruments, although no assurance can be given that the seller will agree to any such release.

               6. You understand and agree that the Company has no obligation to exercise the Option, and that it may be precluded from exercising the Option if the disinterested directors of the Company determine not to proceed with the development of the Club and the acquisition of the Club Assets, or if Sumitomo Bank's consent to the Company's purchase of the Club Assets is not obtained as may be required under the Company's loan agreement with it. If either of the foregoing should occur, or if the Landlord refuses to agree to extend the date by which the Lease Amendment must be executed by the Company to coincide with the Outside Closing Date under the Purchase Agreement, then you risk losing the full amount of the Purchase Deposit.

               7. If, after completing its due diligence investigation, the Company determines that it would not be in its best interest to purchase the Club Assets on the terms and conditions set forth in the Purchase Agreement and therefore elects not to exercise the Option prior to the expiration of the Option Exercise Period, then the Company shall have no obligation or liability with respect to the Purchase Agreement or Lease Amendment, or any of the transactions

Mr. Rex A. Licklider
Mr. D. Michael Talla
March 31, 1998
Page 3


contemplated by either such agreement (as to which you jointly and severally indemnify and hold the Company free and harmless from and against any and all losses, liabilities and damages which the Company may incur or be subject to, arising out of its decision not to proceed with its acquisition of the Club Assets pursuant to the Purchase Agreement). If this should occur, then the Company acknowledges that Buyer shall have the right to consummate the transactions contemplated by the Purchase Agreement and Lease Amendment and to explore the development or sale of the Club and Club Assets on such terms and conditions, and with such development partners, as shall be acceptable to it; provided that, the disinterested directors of the Company's Board of Directors shall have approved of Buyer's right to develop and/or sell the Club and Club Assets (whether on its own or with one or more development partners) after full disclosure of all relevant terms related to such proposed development or sale.

               If the foregoing reflects our agreement and understanding, please date and execute this letter and the enclosed copy in the appropriate spaces, whereupon it shall be binding on you and the Company, and our respective successors, permitted assigns and legal representatives.



                                          Very truly yours,

                                          THE SPORTS CLUB COMPANY, INC.


                                          By:    /s/ John Gibbons
                                             --------------------------------
                                                 Authorized Officer

               Agreed and accepted as of the date of this letter in Los Angeles, California.

                                                 /s/ Rex A. Licklider
                                             --------------------------------
                                                 Rex A. Licklider


                                                 /s/ D. Michael Talla
                                             --------------------------------
                                                 D. Michael Talla